Exhibit 3.3

CERTIFICATE OF OWNERSHIP

MERGING

CSI TECHNOLOGY RESOURCES, INC.

INTO

COMPUTER SOFTWARE INNOVATIONS, INC.

(Subsidiary into parent pursuant to Section 253 of the

General Corporation Law of Delaware)

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Computer Software Innovations, Inc., a corporation incorporated on the 24th day of September 1999, pursuant to the provisions of the General Corporation Law of Delaware

DOES HEREBY CERTIFY:

FIRST: That Computer Software Innovations, Inc. owns 100% of the capital stock of CSI Technology Resources, Inc., a corporation incorporated on the 17th day of February, 1999, pursuant to the provisions of the 1976 South Carolina Code of Laws, as amended, and that Computer Software Innovations, Inc., by a resolution of its Board of Directors duly adopted at a regularly scheduled meeting on May 8, 2012, determined to and did merge into itself said CSI Technology Resources, Inc., which resolution is in the following words to wit:

WHEREAS, Computer Software Innovations, Inc. lawfully owns 100% of the outstanding stock of CSI Technology Resources, Inc., a corporation organized and existing under the laws of the State of South Carolina; and

WHEREAS, Computer Software Innovations, Inc. desires to merge into itself the said CSI Technology Resources, Inc., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation;

NOW, THEREFORE, BE IT RESOLVED, that Computer Software Innovations, Inc. merge into itself said CSI Technology Resources, Inc. and assumes all of its obligations; and

FURTHER RESOLVED, that an authorized officer of Computer Software Innovations, Inc. be, and he or she is, hereby directed to make and execute a Certificate of Ownership setting forth a copy of the resolution to merge said CSI Technology Resources, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware; and

FURTHER RESOLVED, that the officers of Computer Software Innovations, Inc. be, and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger; and

FURTHER RESOLVED, that the merger shall become effective on JUNE 1, 2012.

SECOND: That Computer Software Innovations, Inc., as the survivor of the merger, agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of CSI Technology Resources, Inc. as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is 900 East Main Street, Suite T, Easley, SC 29640.

THIRD: That anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Computer Software Innovations, Inc. at any time prior to the time that this merger is filed with the Secretary of State and becomes effective.

IN WITNESS WHEREOF, said parent corporation, Computer Software Innovations, Inc., has caused its corporate seal to be affixed and this Certificate to be signed by an authorized officer this 16th day of May, 2012.

By:	/s/ Nancy K. Hedrick

Name:	Nancy K. Hedrick
Title:	President